Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PACIFIC PREMIER BANCORP, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Pacific Premier Bancorp, Inc., a Delaware corporation (hereinafter, the “Corporation”) adopts the following amendment to it’s Amended and Restated Certificate of Incorporation:

FIRST:  The name of the Corporation is Pacific Premier Bancorp, Inc.

SECOND:  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to delete Section A of Article FOURTH in its entirety and replace it with the following:

FOURTH:

A.                              The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-one million (51,000,000) consisting of:

1.                                      One million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.                                      Fifty million (50,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions authorizing and approving this Certificate of Amendment. Thereafter, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this amendment on 26th day of May, 2015.

/s/ Steven R. Gardner
Steven R. Gardner
President and Chief Executive Officer